EXHIBIT 99.1
FOR IMMEDIATE RELEASE
ARLINGTON TANKERS ANNOUNCES
UNAUDITED THIRD QUARTER 2005 RESULTS
Company Declares Cash Dividend of $0.50 Per Share
HAMILTON, BERMUDA — October 26, 2005 — Arlington Tankers Ltd. (NYSE: ATB) today announced unaudited financial results for the quarter ended September 30, 2005. For the quarter ended September 30, 2005, the Company’s total revenues were $13.3 million, consisting of $12.6 million in basic vessel charter hire and $700,000 in additional charter hire that the Company received under its profit sharing arrangements.
The Company’s net income for the quarter was $4.8 million or $0.31 per share.
On the basis of the third quarter results, Arlington’s Board of Directors has declared a cash dividend of $0.50 per share. The dividend is payable on November 9, 2005 to shareholders of record at the close of business on November 7, 2005.
The additional charter hire earned during the third quarter of 2005 was principally derived from profit sharing arrangements under the time charters of the Company’s V-Max vessels. Average charter rates for the Panamax and Product tankers under profit sharing agreements were weak during the third quarter, especially in July and August, and resulted in the Company earning very little additional profit sharing revenues for these vessels in the third quarter.
The Company’s operating expenses during the third quarter of 2005, including depreciation costs of $3.1 million and administrative expenses of $412,000 were $6.9 million. Operating income for the third quarter was $6.4 million.
The Company’s interest expense, net of interest income for the third quarter, was $1.6 million. This expense represents interest under the Company’s $135 million, five-year, secured credit facility. The Company completed an interest rate swap agreement in November 2004, which fixed the interest rate under the credit facility at 4.76%.
For the three quarters ended September 30, 2005, the Company has paid a cash dividend to shareholders of $1.58 per share.

“We are pleased with the results of our third quarter,” said Edward Terino, Co-Chief Executive Officer and Chief Financial Officer of Arlington. “As expected, due to cyclical softness with daily charter rates in the third quarter related to Arlington’s Panamax and Product tankers, the additional hire payments in the third quarter were lower than in the first and second quarters of 2005.”
Business Update
All of Arlington’s vessels are currently trading on five-year time charter contracts to subsidiaries of Stena AB and Concordia Maritime AB, which continue until 2009. The charterers also have options to extend the terms.
Each charter contract provides for fixed rate basic charter hire during the operating period. In addition to the fixed rate basic charter hire, each of the vessels has the possibility of receiving additional charter hire from the time charterers through profit sharing arrangements related to the performance of the tanker markets on specified geographic routes, or from actual time charter rates. Tanker freight rates are volatile and additional charter hire is not guaranteed.
“Average spot market returns from profit sharing arrangements were lower in the third quarter than in the first and second quarters, due to seasonally lower freight rates and significantly higher fuel costs.” said Arthur L. Regan, President and Co-Chief Executive Officer of Arlington. “While fuel costs are expected to remain around current levels in the fourth quarter, increased demand for tanker transportation has already been reflected in generally higher freight rates thus far in the fourth quarter. Our time charter strategy provides stable and predictable earnings from basic charter hire, but can also allow us to capture benefits from these improving freight rates if they are sustained in the fourth quarter.”
Dividend Policy
Arlington intends to pay quarterly cash dividends in amounts substantially equal to the charter hire revenues it receives, less cash expenses and any cash reserves established by the Company’s board of directors. The Company is maintaining its estimate included in its Annual Report on Form 20-F, filed on June 9, 2005, that the amount of cash available for dividends for fiscal 2005 will be at least $2.05 per share.
The Company expects to announce its next dividend on January 26, 2006 and to pay that dividend on or about February 8, 2006.

About Arlington Tankers
Arlington Tankers Ltd. is an international seaborne transporter of crude oil and petroleum products. Arlington’s fleet consists exclusively of six modern double-hulled vessels and is one of the youngest tanker fleets in the world, with an average vessel age of approximately 2.0 years. The fleet consists of two V-MAX tankers, which are specially designed very large crude carriers, two Panamax tankers and two Product tankers. All of the Company’s vessels are employed on long-term time charters. The Company was incorporated in Bermuda in September 2004. The Company completed its initial public offering on the New York Stock Exchange on November 10, 2004.
Safe Harbor Statement
This press release contains certain forward- looking statements and information relating to the Company that are based on beliefs of the Company’s management as well as assumptions made by the Company and information currently available to the Company, in particular the statements regarding the Company’s expectations as to the declaration, payment and estimated amount of future dividends, the market rates which pertain to the Company’s spot trading vessels and additional hire that may be earned in the future. When used in this press release, words such as “believe,” “intend,” “anticipate,” “estimate,” “project,” “forecast,” “plan,” “potential,” “will,” “may,” “should,” and “expect” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. All statements in this document that are not statements of historical fact are forward-looking statements.
The forward-looking statements contained in this press release reflect the Company’s current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward- looking statements, including, among others: the possibility that the Company may not pay dividends, the highly cyclical nature of the tanker industry, global demand for oil and oil products, the number of newbuilding deliveries and the scrapping rate of older vessels, terrorist attacks and international hostilities, and compliance costs with environmental laws and regulations. These and other risks are described in greater detail in the “Risk Factors” section of the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2004, filed with the United States Securities and Exchange Commission.
Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in the forward- looking statements included in this press release. The Company does not intend, and does not assume any obligation, to update these forward- looking statements.
Contact:
Arlington Tankers Ltd.
Arthur Regan, President and Co-Chief Executive Officer, or
Edward Terino, Co-Chief Executive Officer and Chief Financial Officer
203-221-2765

Arlington Tankers Ltd.
Condensed Consolidated Statement of Operations*
(In thousands, except per share data)
(Unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Sept. 30, 2005	Sept. 30, 2004	Sept. 30, 2005	Sept. 30, 2004
Revenue	$13,323	$16,618	$41,153	$40,122

Operating expenses:
Vessel operating expenses	3,413	5,890	10,128	11,930
Depreciation	3,112	2,993	9,308	8,164
Administrative expenses	412	64	1,386	565

Total operating expenses	6,937	8,947	20,822	20,659

Operating Income	6,386	7,671	20,331	19,463

Other income (expenses):
Interest income	65	243	158	11
Interest expense	(1,695)	(1,547)	(5,034)	(5,308)

Other income (expenses), net	(1,630)	(1,304)	(4,876)	(5,297)

Net Income	$4,756	$6,367	$15,455	$14,166

Net income per share	$0.31	N/A	$1.00	N/A

Weighted average shares outstanding	15,500,000	N/A	15,500,000	N/A

*	Comparative financial information for the third quarter and nine months of 2004 is not meaningful because this information pertains to operations of Arlington’s predecessor, prior to the completion of the Company’s initial public offering. The Company does not believe that the predecessor financial information provides a meaningful comparison to the Company’s current operations.

Arlington Tankers Ltd.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	Sept. 30, 2005	December 31, 2004

Assets
Current assets:
Cash and cash equivalents	$12,005	$5,960
Accounts receivables	706	2,102
Prepaid expenses and accrued income	74	1,346
Fair value of interest rate swap	3,828	1,214

Total current assets	16,613	10,622

Vessels, net	272,133	281,441
Deferred debt issuance costs	665	787

Total assets	$289,411	$292,850

Liabilities and Shareholders’ Equity
Current liabilities:
Accrued expenses	$399	$1,323
Unearned revenue	4,242	2,040

Total current liabilities	4,641	3,363

Long term debt	135,000	135,000

Total liabilities	139,641	138,363

Shareholders’ equity	149,770	154,487

Total liabilities and shareholders’ equity	$289,411	$292,850